Exhibit 99.1

February 20, 2026

Unaudited Consolidated Financial Results

for the Fiscal Year Ended December 31, 2025

(Under U.S. GAAP)

Company name:	Medicinova, Inc.
Listing:	Tokyo Stock Exchange
Securities code:	4875
URL:	https://medicinova.jp
Representative:	Yuichi Iwaki, Representative Director, President and CEO
Inquiries:	Kazuko Matsuda, Director and CMO, Vice President, Representative of the Tokyo Office
Telephone:	+81-3-5532-5912
Scheduled date of annual general meeting of shareholders:	June 16, 2026
Scheduled date to commence dividend payments:	—
Scheduled date to file annual securities report:	June 10, 2026
Preparation of supplementary material on financial results:	Yes	/None
Holding of financial results briefing:	Yes	/None

1.	Unaudited Consolidated financial results for the fiscal year ended December 31, 2025 (from January 1, 2025 to December 31, 2025)

(1) Consolidated operating results (Year to date)	(Percentages indicate year-on-year changes.)

	Net sales		Operating loss		Loss before income taxes		Net loss attributable to shareholders of the Company
Fiscal year ended	USD (Thousands of JPY	)%	USD (Thousands of JPY	)%	USD (Thousands of JPY	)%	USD (Thousands of JPY	)%
December 31, 2025	409,657	—	-13,283,002	—	-11,991,963	—	-11,997,957	—
	(62,947)		(-2,041,066)		(-1,842,685)		(-1,843,606)
December 31, 2024	—	—	-12,675,331	—	-11,044,012	—	-11,049,549	—
	(—)		(-1,947,691)		(-1,697,022)		(-1,697,873)

(Note) Comprehensive loss	For the fiscal year ended December 31, 2025: $11,989,983 (¥1,842,380 thousand) [—%]
For the fiscal year ended December 31, 2024: $11,066,613 (¥1,700,495 thousand [—%]

	Net loss per share attributable to shareholders of the Company	Diluted net loss per share attributable to shareholders of the Company	Return on shareholders’ equity attributable to shareholders of the Company	Ratio of income before income taxes to total assets	Ratio of operating income to net sales
Fiscal year ended	USD (JPY )	USD (JPY	)%	%	%
December 31, 2025	-0.24	—	-25.5%	-23.6%	—
	(-36)	(—)
December 31, 2024	-0.23	—	-19.2%	-18.1%	—
	(-35)	(—)

(Note)

1.	Net loss per share of the Company is calculated in accordance with ASC Topic 260, “Earnings Per Share.”

2.	Diluted net loss per share of the Company is not presented because we incurred a net loss attributable to shareholders of the Company.

1

(2)	Consolidated financial position

	Total assets	Total equity (Net assets)	Shareholders’ equity	Shareholders’ equity ratio	Shareholders’ equity per share
As of December 31, 2025	USD (Thousands of JPY 45,603,109)	USD (Thousands of JPY 41,586,681)	USD (Thousands of JPY 41,586,681)	% 91.2	USD (JPY 0.84)
	(7,007,373)	(6,390,209)	(6,390,209)		(129.07)
December 31, 2024	55,875,926	52,503,551	52,503,551	94.0	1.07
	(8,585,894)	(8,067,695)	(8,067,695)		(164.41)

(3)	Consolidated cash flows

	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents at end of period
Fiscal year ended	USD (Thousands of JPY )	USD (Thousands of JPY )	USD (Thousands of JPY )	USD (Thousands of JPY )
December 31, 2025	-9,810,061	-2,899	244,018	30,806,477
	(-1,507,413)	(-445)	(37,495)	(4,733,723)
December 31, 2024	-10,642,964	-697	—	40,359,738
	(-1,635,397)	(-107)	(-)	(6,201,677)

(Note) The original consolidated financial statements of the Company for the fiscal years ended December 31, 2025 and December 31, 2024 are presented in US dollars. For convenience, the amounts shown in parentheses for the consolidated results of operations and consolidated financial position have been translated into Japanese yen (JPY) at a rate of JPY153.66 per USD 1.00, based on the telegraphic transfer spot exchange rate (middle rate) quoted by MUFG Bank, Ltd. as of January 30, 2026. Amounts are presented after truncating values smaller than the displayed unit.

2.	Cash dividends

	Annual dividends per share
	First quarter-end	Second quarter-end	Third quarter-end	Fiscal year-end	Total	Total cash dividends (Total)	Payout ratio (Consolidated)	Ratio of dividends to equity (Consolidated)
Fiscal year ended December 31, 2025	USD (JPY) —	USD (JPY) —	USD (JPY) —	USD (JPY) 0.00	USD (JPY) 0.00	USD (JPY) 0.00	% —	% —
Fiscal year ended December 31, 2024	—	—	—	0.00	0.00	0.00	—	—
Fiscal year ending December 31, 2026 (Forecast)	—	—	—	0.00	0.00		—

3.	Consolidated Forecast for the Fiscal Year Ending December 31, 2026 (January 1, 2026–December 31, 2026)

With respect to our consolidated financial forecast for the fiscal year ending December 31, 2026, we believe that disclosing specific forecast figures for revenues and operating income could potentially hinder our ability to maximize value in connection with the strategic collaborations and out-licensing activities that we are pursuing.

In addition, if we enter into a collaboration agreement, depending on the terms and conditions of such agreement, a portion of the research and development expenses we currently expect to incur in the fiscal year ending December 31, 2026 may be borne by the counterparty. Accordingly, as it is difficult to make a reasonable forecast of our consolidated operating results, we have not provided consolidated forecast for the current fiscal year at this time.

2

*	Notes

(1)	Significant changes in the scope of consolidation during the period:

Newly included: companies (Company name)

Excluded: companies (Company name)

(2)	Changes in accounting policies

(i)	Changes in accounting policies due to revisions to accounting standards and other regulations:

(ii)	Changes in accounting policies due to other reasons:

(3)	Number of issued shares (common stock)

(i)	Total number of issued shares at the end of the period (including shares of treasury stock)

As of December 31, 2025	49,221,246 shares
As of December 31, 2024	49,046,246 shares

(ii)	Number of shares of treasury stock at the end of the period

As of December 31, 2025	— shares
As of December 31, 2024	— shares

(iii)	Average number of shares outstanding during the period

For the fiscal year ended December 31, 2025	49,063,438 shares
For the fiscal year ended December 31, 2024	49,046,246 shares

*	Financial results reports are exempt from audit conducted by certified public accountants or an audit firm.

*	Proper use of earnings forecasts, and other special matters

•

Forward-looking statements in this material, including earnings outlooks, are based on information currently available to the Company and on certain assumptions deemed reasonable; actual performance and other results may differ significantly due to various factors. For the assumptions underlying the earnings forecasts and notes/cautions regarding the use of the forecasts, please refer to “Analysis of Operating Results” on page 2 of the Attached Materials.

•	As the Company prepares its consolidated financial statements in accordance with U.S. GAAP, it does not provide an overview of non-consolidated results.

3

Table of Contents of the Attached Materials

1.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	2
(1)	Analysis of Operating Results	2
(2)	Analysis of Financial Condition	3
2.	Management Policy	7
3.	Basic Idea in Selection of the Accounting Standards	7
4.	Consolidated Financial Statements	8
(1)	Consolidated Balance Sheets	8
(2)	Consolidated Statements of Operations and Comprehensive Loss	9
(3)	Consolidated Statements of Stockholders’ Equity	10
(4)	Consolidated Statements of Cash Flows	11
(5)	Notes on the Going Concern Assumption	11
(6)	Significant Basis for Preparation of Consolidated Financial Statements	12
(7)	Material Changes in Basis for Preparation of Consolidated Financial Statements	13
(8)	Notes to Consolidated Financial Statements	14
(9)	Material Subsequent Events	14
5.	Consolidated Financial Statements (in JPY)	16
(1)	Consolidated Balance Sheets	16
(2)	Consolidated Statements of Operations and Comprehensive Loss	17
(3)	Consolidated Statements of Stockholders’ Equity	18
(4)	Consolidated Statements of Cash Flows	19

(Note) The dates and times set forth in this document are presented in U.S. Pacific Time.

1.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The environment surrounding the pharmaceutical industry has become increasingly challenging, and competition to develop new drugs continues to intensify. In addition, because the application and approval processes for new drugs, as well as the relevant standards, criteria and policies, differ by country and region, the path to creating new drugs is by no means a smooth one. Under these circumstances, we conduct our business with the objective of delivering effective medicines to patients around the world suffering from intractable diseases with limited treatment options, while striving to manage our operations flexibly so that we can respond to any changes in the business environment. In particular, we are pressing ahead with the creation of new drugs by concentrating our management resources on MN-166 (ibudilast) for neurological and other disorders such as progressive multiple sclerosis (MS), amyotrophic lateral sclerosis (ALS), chemotherapy-induced peripheral neuropathy, degenerative cervical myelopathy, glioblastoma, prevention of acute respiratory distress syndrome (ARDS), and MN-001 (tipelukast) for fibrotic and other metabolic disorders such as nonalcoholic fatty liver disease (NAFLD), and hypertriglyceridemia.

(1)	Analysis of Operating Results

(a)	Operating Results for the Fiscal Year Ended December 31, 2025

(i)	Revenues

Revenues for the fiscal year ended December 31, 2025 were $0.4 million (¥61 million). No revenues were recorded for the fiscal year ended December 31, 2024 (the prior fiscal year). The $0.4 million (¥61 million) represents revenue recognized under our agreement with Mayo Foundation for Medical Education and Research (“Mayo”), which we entered into in December 2024. Under this agreement, patient enrollment began in March 2025 and the principal services under the agreement began in April 2025.

(ii)	Cost of Services

Cost of services for the fiscal year ended December 31, 2025 were $0.4 million (¥61 million). No cost of services was recorded for the prior fiscal year. This $0.4 million (¥61 million) reflects costs incurred for services provided under our agreement with Mayo.

(iii)	Research, Development and Patents Expenses

Research, development and patents expenses were $7.2 million (¥1,106 million) for both the fiscal year ended December 31, 2025 and the prior fiscal year and were generally at the same level. The main factors behind the year-over-year movement included increases in expenses related to MN-166 (ibudilast) for the MRC-001 pharmacokinetic (PK) study and the degenerative cervical myelopathy (DCM) study, as well as increased clinical trial expenses for MN-001 (tipelukast), which were offset by decreased MN-166 (ibudilast) manufacturing costs, decreased payroll costs due to a reduction in headcount, and decreased stock-based compensation expense.

(iv)	General and Administrative Expenses

General and administrative expenses for the fiscal year ended December 31, 2025 were $6.2 million (¥952 million), an increase of $0.7 million (¥107 million) compared to $5.5 million (¥845 million) for the prior fiscal year. The increase was primarily driven by $0.4 million (¥61 million) of Standby Equity Purchase Agreement (SEPA) fees and increases in professional and investor relations (IR) expenses, partially offset by decreased stock-based compensation expense.

(v)	Interest Income

Interest income for the fiscal year ended December 31, 2025 was $1.3 million (¥199 million), a decrease of $0.4 million (¥61 million) compared to $1.7 million (¥261 million) for the prior fiscal year. The decrease was primarily driven by a decrease in our cash balance generating interest. Interest income consists of interest earned on our cash and cash equivalents.

(b)	Outlook for the Fiscal Year Ending December 31, 2026

In the fiscal year ending December 31, 2026, the Company will continue to concentrate its management resources on the clinical development of MN-166 (ibudilast) for neurological and other disorders such as progressive multiple sclerosis (MS), amyotrophic lateral sclerosis (ALS), chemotherapy-induced peripheral neuropathy, degenerative cervical myelopathy, glioblastoma, prevention of acute respiratory distress syndrome (ARDS), and MN-001 (tipelukast) for fibrotic and other metabolic disorders such as nonalcoholic fatty liver disease (NAFLD), and hypertriglyceridemia. Research and development expenses are expected to increase compared with the fiscal year ended December 31, 2025, due to higher costs associated with ongoing clinical trials.

With respect to the consolidated financial forecast for the fiscal year ending December 31, 2026, the Company believes that disclosing specific forecast figures for revenues and operating income could potentially hinder its ability to maximize value in connection with the strategic collaborations and out-licensing activities that it is pursuing.

As of the date hereof, the Company anticipates operating expenses of approximately $16.2 million (approximately ¥2,489 million) for the fiscal year ending December 31, 2026, representing an increase of 18% compared with the fiscal year ended December 31, 2025. However, if the Company enters into a collaboration agreement, depending on the terms and conditions of such agreement, a portion of the research and development expenses may be borne by the counterparty. Accordingly, as it is difficult to make a reasonable forecast of our consolidated operating results, the Company has not provided consolidated forecast for the current fiscal year at this time.

The above forward-looking statements are based on certain assumptions made by the Company as of the date hereof. These assumptions are based on management’s experience and perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. Such forward-looking statements are subject to numerous assumptions, risks, and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from the above forward-looking statements. These risks include, among others, the risk factors described in documents filed by MediciNova, Inc. with the U.S. Securities and Exchange Commission (SEC).

(2)	Analysis of Financial Condition

(a)	Analysis of Assets, Liabilities, Net Assets and Cash Flows

We incurred a net loss of $12.0 million (¥1,843 million) and $11.0 million (¥1,690 million) for the years ended December 31, 2025 and 2024, respectively. At December 31, 2025 and 2024, our accumulated deficit was $438.7 million (¥67,410 million) and $426.8 million (¥65,582 million), respectively. Our operating losses to date have been funded primarily through the private placement of our equity securities, the public sale of our common stock, long-term debt, development agreements with partners and the exercise of warrants (a portion of which was used for treasury stock repurchases).

The following table shows a summary of our cash flows for the years ended December 31, 2025 and 2024:

(Amounts in thousands of U.S. dollars (millions of Japanese yen))

	Fiscal year ended December 31, 2025	Fiscal year ended December 31, 2024
Cash flows from operating activities	-9,810 (-1,507)	-10,643 (-1,635)
Cash flows from investing activities	-3	-1
	(-0)	(-0)
Cash flows from financing activities	244	-
	(37)	(-)

Total	-9,569 (-1,470)	-10,644 (-1,635)

Factors That May Affect Future Financial Condition and Liquidity

As of December 31, 2025, we had available cash and cash equivalents of $30.8 million (¥4,732 million) and working capital of $27.2 million (¥4,179 million). As of the date of this report, we believe we have sufficient working capital to fund operations at least through the end of February 2027. This is based on our expected operating cash needs for the fiscal year ending December 2026 to be approximately $16.2 million (¥2,489 million) and assuming we keep our spend at a similar level for 2027 including expected inflation increases. We expect that this level of operating spend will be sufficient to meet the businesses needs for research and development to help monetize our products in development.

Our future funding requirements will depend on many factors, including, but not limited to:

•	progress in, and the costs of, future planned clinical trials and other research and development activities;

•	the scope, prioritization and number of our product development programs;

•

our obligations under our license agreements, pursuant to which we may be required to make future milestone payments upon the achievement of various milestones related to clinical, regulatory or commercial events;

•	our ability to establish and maintain strategic collaborations, including licensing and other arrangements, and to complete acquisitions of additional product candidates;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs of securing manufacturing arrangements for clinical or commercial production of our product candidates;

•	the costs associated with any expansion of our management, personnel, systems and facilities;

•	the costs associated with any litigation;

•	the costs associated with the operations or wind-down of any business we may acquire;

•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights; and

•	the costs of establishing or contracting for sales and marketing capabilities and commercialization activities if we obtain regulatory approval to market any of our product candidates.

Equity Financing

On August 26, 2022, we entered into an amendment to an at market issuance sales agreement (as amended, the “ATM Agreement”) with B. Riley Securities, Inc. (formerly B. Riley FBR, Inc.) (B. Riley Securities) pursuant to which we may offer and sell common stock through B. Riley Securities from time to time up to an aggregate offering price of $75.0 million (¥11,524 million), of which $10.3 million (¥1,582 million) of our common stock was sold under a previous shelf registration statement on Form S-3, which expired in August 2022 (Prior Shelf Registration Statement). In connection with the ATM Agreement we filed a prospectus supplement to register up to $64.7 million (¥9,941 million) of our common stock, which represents the remaining shares that we previously registered for sale under the ATM Agreement prior to amendment and the Prior Shelf Registration Agreement.

Sales of our common stock through B. Riley Securities, if any, will be made by any method that is deemed to be an “at-the-market” equity offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on Nasdaq, on any other existing trading market for the common stock or through a market maker. B. Riley Securities may also sell the common stock in privately negotiated transactions, subject to our prior approval. We agreed to pay B. Riley Securities an aggregate commission rate of up to 3.5% of the gross proceeds of any common stock sold under the ATM Agreement. Proceeds from sales of common stock will depend on the number of shares of common stock sold to B. Riley Securities and the per share purchase price of each transaction.

No shares of common stock were sold under the ATM Agreement for the fiscal years ended December 31, 2025 and December 31, 2024.

On July 30, 2025, we entered into a standby equity purchase agreement (SEPA), with Yorkville Advisors Global, LP (Yorkville), a Cayman Islands exempt limited company. Pursuant to the SEPA, we have the right, but not the obligation, to sell to Yorkville from time to time up to $30.0 million (¥4,609 million) of our common stock, during the 36 months following the execution of the SEPA, subject to the restrictions and satisfaction of the conditions in the SEPA.

At our option, the shares of common stock would be purchased by Yorkville from time to time at a price equal to 97% of the lowest of the three daily volume weighted average prices (VWAPs), during a three consecutive trading day period commencing on the date that we, subject to certain limitations, deliver to Yorkville a notice that we are committing Yorkville to purchase such shares of common stock. We may also specify a certain minimum acceptable price per share for each drawdown (each transaction in which we exercise the right to sell shares to Yorkville). As consideration for Yorkville’s irrevocable commitment to purchase common stock, we paid Yorkville a $25,000 (¥3,841 thousand) structuring fee along with a commitment fee of $375,000 (¥57,622 thousand), recorded as General and Administrative expense. Under the applicable rules of Nasdaq and pursuant to the SEPA, in no event may we issue or sell to Yorkville more than 9,804,345 shares of common stock, or the Exchange Cap, which is 19.99% of the shares of common stock outstanding immediately prior to the execution of the SEPA, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable shares of common stock under the SEPA equals or exceeds $1.33 (¥204) per share.

The price of $1.33 (¥204) represents the lower of (i) the Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) on the trading day immediately preceding July 30, 2025 or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding July 30, 2025). Pursuant to the SEPA, Yorkville shall not be obliged to purchase or acquire any shares of common stock under the SEPA which, when aggregated with all other shares of our common stock beneficially owned by Yorkville and its affiliates, would result in the beneficial ownership of Yorkville and its affiliates (on an aggregated basis) exceeding 4.99% of the then outstanding voting power or number of outstanding shares of our common stock.

Pursuant to a financial advisory agreement between us and D. Boral Capital LLC (D. Boral), we have also agreed to pay D. Boral a fee equal to three percent of the gross proceeds received from any shares that we sell to Yorkville pursuant to the SEPA.

For the fiscal year ended December 31, 2025 we sold 175,000 shares of our common stock at prices ranging from $1.39 (¥213) to $1.40 (¥215) per share for proceeds of $0.2 million (¥30 million) under the SEPA.

On December 29, 2025, we entered into an equity distribution agreement, with Lucid Capital Markets, LLC (Lucid) pursuant to which we may sell common stock through Lucid from time to time up to an aggregate offering price of $50.0 million (¥7,683 million). Sales of our common stock through Lucid, if any, will be made by any method that is deemed to be an “at-the-market” equity offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on Nasdaq, on any other existing trading market for the common stock or through a market maker. Lucid may also sell the common stock in privately negotiated transactions, subject to our prior approval. We agreed to pay Lucid an aggregate commission rate of 3.0% of the gross proceeds of any common stock sold under this agreement. Proceeds from sales of common stock will depend on the number of shares of common stock sold to Lucid and the per share purchase price of each transaction.

No shares of common stock were sold under the equity distribution agreement in the fiscal year ended December 31, 2025.

Commitments and Contingencies

We have entered into arrangements that contractually obligate us to make payments that will affect our liquidity and cash flows in future periods. Such arrangements include those related to the contractual obligations described below:

Lease Commitments

Our operating lease commitments reflect payments due for our lease agreements in San Diego, California and Tokyo, Japan. As of December 31, 2025, our contractual commitments for our leases were $0.2 million (¥30 million), which will be paid over the lease terms.

Milestone Obligations

The Company has entered into in-licensing agreements with various pharmaceutical companies. Under the terms of these agreements, the Company has received licenses to research, know-how and technology claimed, in certain patents or patent applications. Under these license agreements, the Company is generally required to make upfront payments and additional payments upon the achievement of milestones and/or royalties on future sales of products until the later of the expiration of the applicable patent or the last day on which commercial sales are made on the market, on a country-by-country basis. Assuming the milestones are met, total future potential milestone payments aggregate to $26.5 million (¥4,071 million).

(b)	Changes in cash flow-related index

	Years ended December 31
	2021	2022	2023	2024	2025
Shareholders’ equity ratio	95.7%	94.7%	94.1%	94.0%	91.2%
Market-based equity ratio	153.1%	156.1%	105.3%	189.8%	151.7%
Cash flow to interest-bearing debt ratio	—	—	—	—	—
Interest coverage ratio	—	—	—	—	—

(Reference)

Shareholders’ equity ratio (%)	Shareholders’ equity/Total assets
Market-based equity ratio	Market capitalization/Total assets
Cash flow to interest-bearing debt ratio	Interest-bearing debt/Cash flow from operating activities
Interest coverage ratio	Cash flow from operating activities/Interest expense

(Note 1)	All values are calculated based on consolidated financial figures.
(Note 2)	The calculation method for market capitalization is the closing price of the stock on the Tokyo Stock Exchange Standard Market at the end of the fiscal year multiplied by (number of issued shares at the end of the fiscal year - number of treasury shares at the end of the fiscal year). The equity ratio based on the market value at the end of the fiscal year based on the closing price of the stock on the Nasdaq Global Market is 141.4%.
(Note 3)	If cash flow from operating activities is a negative, then the cash flow to interest-bearing debt ratio and interest coverage ratio are not disclosed.

2.	Management Policy

(1)	Basic Management Policy

We aim to become a global biopharmaceutical company focused on introducing and developing novel therapeutics for the treatment of various diseases and conditions with no established treatment and a commercial focus on the United States (U.S.) market. Our basic policy for licensed product candidates is that they must be in the early stage of clinical development, have extensive safety and efficacy data, have a large market potential and a high possibility of providing better treatment, and be protected by an appropriate range of patent rights.

We currently focus our managerial resources into developing MN-166 (ibudilast) for neurological disorders and MN-001 (tipelukast) for metabolic disorders.

(2)	Target Management Indices

Disclosure is omitted as there occurred no material changes from the contents disclosed in the Consolidated Financial Results for the Fiscal Year Ended December 31, 2013 (announced on March 28, 2014).

The above financial results are available at the below URL.

https://medicinova.jp/wp-content/uploads/2017/10/MediciNova20134QTanshin.pdf

(3)	Issues to be Addressed and Medium-to-Long-Term Management Strategies

Our goal is to develop a sustainable biopharmaceutical business by developing novel therapeutics for the treatment of serious diseases with unmet medical needs. To this end, we intend to pursue the following key strategies.

•	Pursue development with the support of non-dilutive financings.

We intend to advance our diverse MN-166 (ibudilast) program through a combination of investigator-sponsored clinical trials, trials funded by government, private non-profit and public institutions, and trials funded by us. Last year, NIH decided that it will provide a research grant for a clinical trial of MN-166 (ibudilast) for patients with “progressive ALS” to be conducted under the Expand Access Program. However, in addition to providing regulatory support for the supply and safety of investigational drugs, we may also bear a certain percentage of funding for clinical trials funded by government and public institutions. We intend to pursue additional strategic alliances to help support further clinical development of MN-166 (ibudilast).

•	Consider strategic partnerships with one or more leading pharmaceutical companies to complete product development and successfully commercialize our products.

We develop and maintain relationships with pharmaceutical companies that are therapeutic category leaders. We assigned our adeno-associated virus vector technology to Genzyme Corporation (Note: currently a subsidiary of Sanofi). We are ready to establish strategic alliances in the same manner with other companies following the completion of clinical trials to confirm and validate the safety and efficacy of other therapeutic candidates.

3.	Basic Idea in Selection of the Accounting Standards

The Company adopts U.S. Generally Accepted Accounting Principles (U.S. GAAP), which are generally accepted as fair and appropriate in the United States, where the Company is headquartered. In the United States, the application of U.S. GAAP is mandatory for domestic public companies. Therefore, at the time of filing this report, the Company has not adopted International Financial Reporting Standards (IFRS). However, the Company intends to respond appropriately considering future circumstances.

4.	Unaudited Consolidated Financial Statements

(1)	Unaudited Consolidated Balance Sheets

	December 31,
	2025	2024
Assets:
Current assets:
Cash and cash equivalents	$30,806,477	$40,359,738
Prepaid expenses and other current assets	184,827	714,541

Total current assets	30,991,304	41,074,279
Goodwill	9,600,240	9,600,240
In-process research and development	4,800,000	4,800,000
Property and equipment, net	8,340	25,507
Right-of-use asset	184,229	356,904
Other non-current assets	18,996	18,996

Total assets	$45,603,109	$55,875,926

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$624,995	$1,102,494
Accrued liabilities and other current liabilities	2,608,021	1,662,860
Deferred revenue	370,160	—
Operating lease liability	194,331	193,769

Total current liabilities	3,797,507	2,959,123
Deferred tax liability	201,792	201,792
Other non-current liabilities	17,129	211,460

Total liabilities	4,016,428	3,372,375
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2025 and December 31, 2024; 49,221,246 and 49,046,246 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	49,221	49,046
Additional paid-in capital	480,413,839	479,340,901
Accumulated other comprehensive loss	(127,180)	(135,154)
Accumulated deficit	(438,749,199)	(426,751,242)

Total stockholders’ equity	41,586,681	52,503,551

Total liabilities and stockholders’ equity	$45,603,109	$55,875,926

(2)	Unaudited Consolidated Statements of Operations and Comprehensive Loss

	Years ended December 31,
	2025	2024
Revenues	$409,657	$—
Operating expenses:
Cost of services	378,606	—
Research, development and patents	7,154,848	7,194,731
General and administrative	6,159,205	5,480,600

Total operating expenses	13,692,659	12,675,331

Operating loss	(13,283,002)	(12,675,331)
Interest income	1,303,792	1,670,804
Other expense, net	(12,753)	(39,485)

Loss before income taxes	(11,991,963)	(11,044,012)
Income tax expense	(5,994)	(5,537)

Net loss	$(11,997,957)	$(11,049,549)

Basic and diluted net loss per common share	$(0.24)	$(0.23)
Shares used to compute basic and diluted net loss per common share	49,063,438	49,046,246
Net loss	$(11,997,957)	$(11,049,549)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	7,974	(17,064)

Comprehensive loss	$(11,989,983)	$(11,066,613)

(3)	Unaudited Consolidated Statements of Stockholders’ Equity

	Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2023	49,046,246	$49,046	$478,149,161	$(118,090)	$(415,701,693)	$62,378,424
Share-based compensation	—	—	1,191,740	—	—	1,191,740
Net loss	—	—	—	—	(11,049,549)	(11,049,549)
Foreign currency translation adjustments	—	—	—	(17,064)	—	(17,064)

Balance at December 31, 2024	49,046,246	49,046	479,340,901	(135,154)	(426,751,242)	52,503,551
Share-based compensation	—	—	829,095	—	—	829,095
Issuance of common stock under standby equity purchase agreement (SEPA)	175,000	175	243,843	—	—	244,018
Net loss	—	—	—	—	(11,997,957)	(11,997,957)
Foreign currency translation adjustments	—	—	—	7,974	—	7,974

Balance at December 31, 2025	49,221,246	$49,221	$480,413,839	$(127,180)	$(438,749,199)	$41,586,681

(4)	Unaudited Consolidated Statements of Cash Flows

	Years ended December 31,
	2025	2024
Operating activities:
Net loss	$(11,997,957)	$(11,049,549)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock-based compensation	829,095	1,191,740
Depreciation and amortization	20,099	21,077
(Gain) loss on disposal of property and equipment	—	(198)
Change in carrying amount of right-of-use asset	173,681	173,522
Changes in assets and liabilities:
Prepaid expenses and other assets	530,000	(491,005)
Accounts payable, accrued liabilities and other liabilities	459,871	(312,347)
Deferred revenue	370,160	—
Operating lease liabilities	(195,010)	(176,204)

Net cash used in operating activities	(9,810,061)	(10,642,964)

Investing activities:
Proceeds from sale of property and equipment	—	198
Acquisitions of property and equipment	(2,899)	(895)

Net cash used in investing activities	(2,899)	(697)

Financing activities:
Proceeds from issuance of equity under SEPA	244,018	—

Net cash provided by financing activities	244,018	—

Effect of exchange rate changes on cash and cash equivalents	15,681	3,957
Net change in cash and cash equivalents	(9,553,261)	(10,639,704)
Cash and cash equivalents, beginning of year	40,359,738	50,999,442

Cash and cash equivalents, end of year	$30,806,477	$40,359,738

Supplemental disclosure of cash flow information:
Right-of-use asset obtained in exchange for operating lease liability	—	$42,281
Change in carrying amount of right-of-use asset due to termination of lease	—	$79,229
Income taxes paid	$5,619	$5,042

(5)	Notes on the Going Concern Assumption

Not applicable.

(6)	Significant Basis for Preparation of Consolidated Financial Statements

1.	Accounting Standards

These unaudited consolidated financial statements are prepared primarily based on the consolidated financial statements expected to be included in the disclosure document on Form 10-K for the fiscal year ended December 31, 2025 filed by the Company with the U.S. Securities and Exchange Commission. Accordingly, these unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the U.S.(“U.S. GAAP”), and the accounting principles, practices and method of presentation differ from consolidated financial statements prepared in conformity with accounting principles generally accepted in Japan (“JGAAP”). The consolidated balance sheet, consolidated statements of operations and comprehensive loss, consolidated statements of stockholders’ equity and consolidated statements of cash flows included in these unaudited consolidated financial statements are the translations of consolidated financial statements prepared in the U.S. Some matters were added, deleted and rearranged in the notes thereto, taking into account the disclosure system of consolidated financial statements in Japan, for clarity to Japanese readers. The unaudited consolidated financial statements translated into yen are attached as “supplementary materials” for reference. The financial information included herein is unaudited and subject to adjustment upon completion of the audit.

2.	Principles of Consolidation

The unaudited consolidated financial statements include the accounts of MediciNova, Inc. and its wholly owned subsidiaries MediciNova Japan, Inc., MediciNova (Europe) Limited, MediciNova Europe GmbH, MediciNova Canada, Inc. and Avigen Inc. The financial statements of the Company’s foreign subsidiaries are measured using their local currency as the functional currency. The resulting translation adjustments are recorded as a component of other comprehensive income or loss. Intercompany transaction gains or losses at each period end are included as translation adjustments and recorded within other comprehensive income or loss. All intercompany transactions and balances are eliminated in consolidation.

3.	Segment Reporting

An operating segment is identified as a component of an enterprise that engages in business activities about which separate discrete financial information and operating results is regularly reviewed by the chief operating decision-maker (CODM) in making decisions regarding resource allocation and assessing performance. The Company’s CODM is the senior executive committee which is comprised of the Chief Executive Officer, Chief Medical Officer, and the Chief Financial Officer. The Company operates in a single operating segment – the acquisition and development of small molecule therapeutics for the treatment of serious diseases with unmet medical needs. The CODM assesses performance for the segment and decides how to allocate resources based on consolidated net loss as reported on the statement of operations, after taking into account the Company’s strategic priorities, its cash balance, and its expected use of cash. Further, the CODM reviews and utilizes functional expenses (i.e., research, development, and patent expense, and general and administrative) at the consolidated level to manage the Company’s operations. Other segment items included in consolidated net loss are revenues, service expense, stock-based compensation, depreciation and amortization, interest income, other expense, net, and income tax expense, which are reflected in the consolidated statements of operations and comprehensive loss. The measure of segment assets is reported on the consolidated balance sheet as total consolidated assets.

4.	Accounting Standards

(1)	Revenue recognition policy

Revenues historically have consisted mainly of research and development services performed under contracts with customers. The Company evaluates the separate performance obligation(s) under each contract, allocates the transaction price to each performance obligation considering the estimated stand-alone selling prices of the services and recognizes revenue upon the satisfaction of such obligations at a point in time or over time dependent on the satisfaction of one of the following criteria: (1) the customer simultaneously receives and consumes the economic benefits provided by the vendor’s performance; (2) the vendor creates or enhances an asset controlled by the customer; (3) the vendor’s performance does not create an asset for which the vendor has an alternative use; and (4) the vendor has an enforceable right to payment for performance completed to date.

(2)	IPR&D, long-term assets, and goodwill

Amounts incurred related to in-process research and development (“IPR&D”) or asset purchases of IPR&D are expensed as incurred. Amounts allocated to IPR&D in connection with a business combination are recorded at fair value and are considered indefinite-lived intangible assets until completion or abandonment of the associated research and development efforts. After completion of development, primarily upon regulatory approval of a product for launch, the related assets are considered finite-life assets and amortized over the period that best reflects the economic benefit generated by the assets. While the assets are considered to be indefinite-life assets, they are not depreciated. However, they are tested for impairment annually, and if there are indications of impairment, they are tested more frequently. The Company first evaluates qualitative factors to determine if there is a greater than 50% probability that the fair value of the IPR&D is less than the carrying value as a basis for determining if a quantitative assessment is necessary. If, after evaluating the qualitative factors, we determine that it is not more likely than not by more than 50% that the fair value of the IPR&D is less than the carrying value, then a quantitative assessment is not necessary. Conversely, when a quantitative assessment is determined to be necessary, the excess of the carrying value over the fair value is recorded as an impairment loss. The qualitative assessment focuses on the key inputs, assumptions and arguments used to determine the carrying value and changes related to the assets since the last quantitative assessment. Based on the results of the annual qualitative assessment, we concluded that there is not more likely than not by 50% or more that the IPR&D would be impaired for any of the periods reported.

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset (or asset group) may not be recoverable, and the Company will perform an impairment analysis. Long-lived assets are deemed to be impaired when the undiscounted cash flows expected to be generated by the asset (or asset group) are less than the asset’s carrying amount. Any required impairment loss would be measured as the amount by which the asset’s (or asset group’s) carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and a charge to operating expense. There were no events or changes in circumstances to indicate that the carrying value of an asset (or asset group) may not be recoverable for any of the periods presented.

Goodwill is reviewed for impairment annually (as of December 31st) or more frequently if indicators of impairment exist. As the Company operates in a single operating segment and reporting unit, goodwill is assessed at a consolidated level. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. If so, the Company will proceed with a quantitative assessment that compares the fair value of the reporting unit with its carrying amount. If the fair value exceeds the carrying value as a result of either the qualitative or quantitative test, goodwill is not considered impaired. The qualitative factors include economic environment, business climate, market capitalization, operating performance, competition, and other factors. The Company placed the highest weight in excess cushion of the market capitalization to the equity carrying value in the analysis. Based on the results of the Company’s annual qualitative assessment, the Company concluded that it is not more likely than not that goodwill was impaired for any of the periods presented.

(3)	Leases

The Company determines if an arrangement is a lease at inception and if so, determines whether the lease qualifies as an operating or finance lease. The Company does not recognize right-of-use assets and lease liabilities for leases with a term of 12 months or less and does not separate non-lease components from lease. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Operating lease expense is recognized on a straight-line basis over the lease term and is included in general and administrative expense. As the Company’s operating leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate that the Company would expect to pay to borrow on a collateralized and fully amortizing basis over a similar term an amount equal to the lease payments in a similar economic environment.

(4)	Income taxes

Income taxes are determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes result from differences between the financial statement and tax bases of assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense.

(7)	Material Changes in Basis for Preparation of Consolidated Financial Statements

Not applicable

(8)	Notes to Unaudited Consolidated Financial Statements

(a)	Revenue Recognition: Mayo Foundation for Medical Education and Research

In December 2024, the Company entered into an agreement with Mayo Foundation for Medical Education and Research (Mayo), to support clinical research services to evaluate the efficacy of MN-166 (ibudilast) in ALS. The agreement has an initial one year term, with automatic successive one year terms unless either party gives written notice of non-renewal to the other party not less than 90 days prior to the end of the end of the then-current term, with payment for services due within 60 days from invoice. The agreement can be terminated by either party upon the occurrence of certain events, including by either party, without cause, upon not less than 30 days prior written notice.

In August 2025, the Mayo agreement was amended to extend the initial term until August 2026. The Company assessed the services in accordance with the authoritative guidance and concluded that it met the definition of a contract per ASC 606 (“Revenue recognition standards – Revenues from contracts with customers”) with one performance obligation. The performance obligation identified was for pharmacovigilance and clinical research support services satisfied over time using the cost-to-cost method. In March 2025, the first study site enrolled the first patients into the study and principal services under the agreement began in April 2025.

In August 2025, the Company received $0.8 million (¥122 million) from Mayo, of which $0.4 million (¥61 million) is a current liability recognized as deferred revenue as of December 31, 2025. The Company recognized revenue of $0.4 million (¥61 million) in the year ended December 31, 2025. The remaining performance obligation under this agreement relates to pharmacovigilance and clinical research support services, which will be satisfied over the remaining term of the agreement. As of December 31, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations was $1.8 million (¥276 million), of which approximately 31% is expected to be converted to revenue in 2026, 31% in the following twelve months, and the remainder thereafter.

(b)	Net Loss per Share

The Company computes basic net loss per share using the weighted average number of common shares outstanding during the period. Diluted net loss per share is based upon the weighted average number of common shares and potentially dilutive securities (common share equivalents) outstanding during the period. Common share equivalents outstanding, determined using the treasury stock method, are comprised of shares that may be issued under the Company’s outstanding stock option agreements. Common share equivalents are excluded from the diluted net loss per share calculation if their effect is anti-dilutive.

Potentially dilutive outstanding securities of 8,002,394 and 7,040,894 consisting of stock options for the years ended December 31, 2025 and 2024, respectively, were excluded from diluted net loss per common share because of their anti-dilutive effect.

(9)	Material Subsequent Events (Issuance of Subscription Rights to Shares as Stock Options)

At a meeting of the Board of Directors held on January 16, 2026 (U.S. time), the Company resolved to issue stock options (subscription rights to shares) to the Company’s executive officers pursuant to the provisions of the 2023 Equity Incentive Plan approved at the annual shareholders’ meeting held on June 13, 2023. The issuance was made for the purposes of securing and retaining the services of persons eligible to receive compensation, providing incentives for such persons to exert their maximum efforts toward the success of the Company and all of its affiliates, and providing a means by which such persons may benefit from increases in the value of the Company’s common stock.

Details of the subscription rights to shares are as follows:

1.	Issue date

January 16, 2026 (U.S. time)

2.	Number of subscription rights issued

980,000

3.	Issue price of the subscription rights

Granted free of charge

4.	Type and number of shares subject to the subscription rights

980,000 shares of the Company’s common stock (one share per subscription right)

5.	Amount payable upon exercise of the subscription rights

USD 1.60 per subscription right (per share)

6.	Total amount of the Company’s common stock to be issued or transferred upon exercise and the amount of such amount to be recorded as capital

USD 1,568,000

7.	Exercise period for the subscription rights

Ten (10) years from the issue date of the subscription rights

8.	Persons to receive allocation of the subscription rights

Three (3) of the Company’s executive officers

9.	Transfer restrictions

Not transferable except by inheritance or other operation of law. Even in cases of inheritance or the like, an approval of the Board of Directors is required.

5.	Unaudited Consolidated Financial Statements (in JPY)

The unaudited consolidated financial statements translated into Japanese yen (JPY) at a rate of JPY153.66 per USD 1.00, based on the telegraphic transfer spot exchange rate (middle rate) quoted by MUFG Bank, Ltd. as of January 30, 2026 are as follows. Presentation line items have been partially modified from the U.S. GAAP, in line with the Ordinance on Terminology, Forms, and Preparation Methods of Consolidated Financial Statements in Japan. Amounts are presented after truncating values smaller than the displayed unit.

(1)	Consolidated Balance Sheets

(Unit: Thousands of JPY)

	December 31,
	2025	2024
Assets:
Current assets:
Cash and cash equivalents	4,733,723	6,201,677
Prepaid expenses and other current assets	28,400	109,796

Total current assets	4,762,123	6,311,473
Goodwill	1,475,172	1,475,172
In-process research and development	737,568	737,568
Property and equipment, net	1,281	3,919
Right-of-use asset	28,308	54,841
Other non-current assets	2,918	2,918

Total assets	7,007,373	8,585,894

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	96,036	169,409
Accrued liabilities and other current liabilities	400,748	255,515
Deferred revenue	56,878	—
Operating lease liability	29,860	29,774

Total current liabilities	583,524	454,698
Deferred tax liability	31,007	31,007
Other non-current liabilities	2,632	32,492

Total liabilities	617,164	518,199
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2025 and December 31, 2024; 49,221,246 and 49,046,246 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	7,563	7,536
Additional paid-in capital	73,820,390	73,655,522
Accumulated other comprehensive loss	(19,542)	(20,767)
Accumulated deficit	(67,418,201)	(65,574,595)

Total stockholders’ equity	6,390,209	8,067,695

Total liabilities and stockholders’ equity	7,007,373	8,585,894

(2)	Unaudited Consolidated Statements of Operations and Comprehensive Loss

(Unit: Thousands of JPY)

	Years ended December 31,
	2025	2024
Revenues	62,947	—
Operating expenses:
Cost of services	58,176	—
Research, development and patents	1,099,413	1,105,542
General and administrative	946,423	842,148

Total operating expenses	2,104,013	1,947,691

Operating loss	(2,041,066)	(1,947,691)
Interest income	200,340	256,735
Other expense, net	(1,959)	(6,067)

Loss before income taxes	(1,842,685)	(1,697,022)
Income tax expense	(921)	(850)

Net loss	(1,843,606)	(1,697,873)

Basic and diluted net loss per common share	(36)	(35)
Shares used to compute basic and diluted net loss per common share	49,063,438	49,046,246
Net loss	(1,843,606)	(1,697,873)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	1,225	(2,622)

Comprehensive loss	(1,842,380)	(1,700,495)

(3)	Unaudited Consolidated Statements of Stockholders’ Equity

(Unit: Thousands of JPY)

	Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2023	49,046,246	7,536	73,472,400	(18,145)	(63,876,722)	9,585,068
Share-based compensation	—	—	183,122	—	—	183,122
Net loss	—	—	—	—	(1,697,873)	(1,697,873)
Foreign currency translation adjustments	—	—	—	(2,622)	—	(2,622)

Balance at December 31, 2024	49,046,246	7,536	73,655,522	(20,767)	(65,574,595)	8,067,695
Share-based compensation	—	—	127,398	—	—	127,398
Issuance of common stock under standby equity purchase agreement (SEPA)	175,000	26	37,468	—	—	37,495
Net loss	—	—	—	—	(1,843,606)	(1,843,606)
Foreign currency translation adjustments	—	—	—	1,225	—	1,225

Balance at December 31, 2025	49,221,246	7,563	73,820,390	(19,542)	(67,418,201)	6,390,209

Full Fiscal Year Reference Format 4 [U.S. GAAP] (Consolidated)

(4)	Unaudited Consolidated Statements of Cash Flows

(Unit: Thousands of JPY)

	Years ended December 31,
	2025	2024
Operating activities:
Net loss	(1,843,606)	(1,697,873)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock-based compensation	127,398	183,122
Depreciation and amortization	3,088	3,238
(Gain) loss on disposal of property and equipment	—	(30)
Change in carrying amount of right-of-use asset	26,687	26,663
Changes in assets and liabilities:
Prepaid expenses and other assets	81,439	(75,447)
Accounts payable, accrued liabilities and other liabilities	70,663	(47,995)
Deferred revenue	56,878	—
Operating lease liabilities	(29,965)	(27,075)

Net cash used in operating activities	(1,507,413)	(1,635,397)

Investing activities:
Proceeds from sale of property and equipment	—	30
Acquisitions of property and equipment	(445)	(137)

Net cash used in investing activities	(445)	(107)

Financing activities:
Proceeds from issuance of equity under SEPA	37,495	—

Net cash provided by financing activities	37,495	—

Effect of exchange rate changes on cash and cash equivalents	2,409	608
Net change in cash and cash equivalents	(1,467,954)	(1,634,896)
Cash and cash equivalents, beginning of year	6,201,677	7,836,574

Cash and cash equivalents, end of year	4,733,723	6,201,677

Supplemental disclosure of cash flow information:
Right-of-use asset obtained in exchange for operating lease liability	—	6,496
Change in carrying amount of right-of-use asset due to termination of lease	—	12,174
Income taxes paid	863	774